
                                                                                                        Exhibit 99(a)

                                           Arkansas Power and Light Company
                               Computation of Ratios of Earnings to Fixed Charges and
                           Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                             Twelve Months Ended
                                                                                 December 31,                         September 30,
                                                              1989        1990       1991       1992        1993         1994
                                                                       (In Thousands, Except for Ratios)
Fixed charges, as defined:
  Interest on long-term debt                                 $89,027    $101,412   $100,533     $89,317     $77,980       $72,780
  Interest on long-term debt - other                          31,138      31,195     33,321      31,000      29,791        29,226
  Interest on notes payable                                      828       1,027         --         117         349         1,161
  Amortization of expense and premium on debt-net(cr)          1,557       1,792      1,112       1,359       2,702         4,475
  Other interest                                              (6,295)      1,567      1,303       2,308       8,769           877
  Interest applicable to rentals                              22,349      24,233     21,969      17,657      16,860        14,697
                                                            ---------------------------------------------------------------------

Total fixed charges, as defined                              138,604     161,226    158,238     141,758     136,451       123,216

Preferred dividends, as defined (a)                           31,298      30,851     31,458      32,195      30,334        25,889
                                                            ---------------------------------------------------------------------

Combined fixed charges and preferred dividends, as          $169,902    $192,077   $189,696    $173,953    $166,785      $149,105
  defined                                                   =====================================================================

Earnings as defined:

  Net Income                                                $131,979    $129,765   $143,451    $130,529    $205,297      $127,749
  Add:
    Provision for income taxes:
      Federal & State                                          8,440      50,921     44,418      57,089      58,162        65,883
    Deferred - net                                            37,268      17,943     11,048       3,490      34,748       (14,084)
    Investment tax credit adjustment - net                     3,543     (12,022)    (1,600)     (9,989)    (10,573)      (10,639)
    Fixed charges as above                                   138,604     161,226    158,238     141,758     136,451       123,216
                                                            ---------------------------------------------------------------------

Total earnings, as defined                                  $319,834    $347,833   $355,555    $322,877    $424,085      $292,125
                                                            =====================================================================

Ratio of earnings to fixed charges, as defined                  2.31        2.16       2.25        2.28        3.11          2.37
                                                            =====================================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                1.88        1.81       1.87        1.86        2.54          1.96
                                                            =====================================================================


- ------------------------
 (a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.
